                                                                   EXHIBIT 10.10

                                                               Execution Version

================================================================================

                   SPARE PARTS MORTGAGE AND SECURITY AGREEMENT

                          Dated as of September 3, 2004

                                     between

                           AMERICA WEST AIRLINES, INC.

                                       and

                WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,

                               as Security Trustee

================================================================================

                                TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
ARTICLE 1.   DEFINITIONS.........................................................................    1

             Section 1.01.  Certain Definitions..................................................    1
             Section 1.02.  Certain Rules of Construction........................................    1

ARTICLE 2.   SECURITY............................................................................    2

             Section 2.01.  Grant of Security Interest...........................................    2

ARTICLE 3.   COVENANTS OF THE COMPANY............................................................    4

             Section 3.01.  Liens................................................................    4
             Section 3.02.  Possession, Use, Designated Locations,
                            Excluded Locations, Permitted Sales, Maintenance and
                            Identification.......................................................    5
             Section 3.03.  Maintenance of Rotable Ratio.........................................    9
             Section 3.04.  Intentionally Left Blank.............................................   11
             Section 3.05.  Insurance............................................................   11
             Section 3.06.  Assurances and Filings...............................................   13
             Section 3.07.  [Intentionally Left Blank]...........................................   13
             Section 3.08.  Notice of Change of the Company's Location...........................   13
             Section 3.09.  Inspection...........................................................   13
             Section 3.10.  Reports Regarding the Collateral.....................................   14

ARTICLE 4.   REMEDIES OF THE SECURITY TRUSTEE UPON AN EVENT OF DEFAULT...........................   16
             Section 4.01.  Remedies with Respect to Collateral..................................   16
             Section 4.02.  Remedies Cumulative..................................................   17
             Section 4.03.  Discontinuance of Proceedings........................................   18
             Section 4.04.  Allocation of Payments...............................................   18

ARTICLE 5.   INTENTIONALLY LEFT BLANK............................................................   19

ARTICLE 6.   SECURITY FUNDS

             Section 6.01.  Investment of Security Funds.........................................   19
             Section 6.02.  Investment of Cash Collateral........................................   20
             Section 6.03.  Release of Cash Collateral...........................................   20

ARTICLE 7.   MISCELLANEOUS.......................................................................   20

             Section 7.01.  Termination of Mortgage..............................................   20
             Section 7.02.  Alterations to Mortgage..............................................   20
             Section 7.03.  No Legal Title to Collateral.........................................   20
             Section 7.04.  Sale of the Engines by Security Trustee Is Binding...................   20
             Section 7.05.  Benefit of Mortgage..................................................   21
             Section 7.06.  Section 1110 of the Bankruptcy Code..................................   21
             Section 7.07.  Notices..............................................................   21

                                      (i)

             Section 7.08.  Severability.........................................................   22
             Section 7.09.  Separate Counterparts................................................   22
             Section 7.10.  Successors and Assigns...............................................   22
             Section 7.11.  Headings.............................................................   22
             Section 7.12.  Governing Law........................................................   22

APPENDIX A                  Definitions

APPENDIX B                  Insurance

APPENDIX C                  Form of Appraisal Compliance Report

APPENDIX D                  Form of Data Report

APPENDIX E                  Form of Independent Appraiser's Certificate

EXHIBIT A                   Supplemental Mortgage

SCHEDULE I                  Designated Locations

                                      (ii)

                   SPARE PARTS MORTGAGE AND SECURITY AGREEMENT

            This SPARE PARTS MORTGAGE AND SECURITY AGREEMENT, dated as of September 3, 2004 (the "Mortgage") between AMERICA WEST AIRLINES, INC., a Delaware corporation (the "Company"), and WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Security Trustee (the "Security Trustee").

                              W I T N E S S E T H :

            WHEREAS, the Company, which is a certificated air carrier under
Section 44705 of title 49 of the U.S. Code, the Lenders and the Security Trustee have entered into the Loan Agreement; and

            WHEREAS, the Lenders have agreed, pursuant and subject to the terms and conditions of the Loan Agreement, to make the Loan to the Company secured by a Lien on the Collateral; and

            WHEREAS, the Company desires by this Mortgage, among other things, to grant to the Security Trustee for the benefit of the Secured Parties a first priority perfected Lien on the Collateral in accordance with the terms hereof, as security for the Obligations; and

            WHEREAS, all things necessary to make this Mortgage a legal, valid and binding obligation of the Company and the Security Trustee, for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have occurred;

            NOW, THEREFORE, to secure the due and punctual payment of the Obligations, it is hereby covenanted and agreed by and between the parties hereto as follows.

                                   ARTICLE 1.

                                   DEFINITIONS

            Section 1.01. Certain Definitions. Unless otherwise defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings set forth in Appendix A hereto.

            Section 1.02. Certain Rules of Construction. The defined terms and the other provisions of this Mortgage shall be construed in accordance with the rules of construction set forth under the heading "General Provisions" in Appendix A hereto.

                                   ARTICLE 2.

                                    SECURITY

Section 2.01 Grant of Security Interest. In order to secure (i) the prompt payment when due of the Obligations and (ii) the performance and observance by the Company of all agreements, covenants and provisions contained herein and in the other Operative Documents to the extent same relate to the Obligations and in consideration of the premises and of the covenants herein contained, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm unto the Security Trustee, its successors in trust and assigns, for the security and benefit of the Secured Parties, a first priority security interest in, and mortgage lien on, all right, title and interest of the Company in, to and under the following described properties, rights, interests and privileges (which, collectively, including all property hereafter specifically subjected to the lien of this Mortgage by any instrument supplemental hereto, are referred to herein as the "Collateral"):

            (a) all Spare Parts and Appliances (including all Rotables and Key Repairables), other than any Excluded Parts, currently owned or hereafter acquired by the Company including any replacements, substitutions or renewals therefor, and accessions thereto, including but not limited to Spare Parts and Appliances owned or hereafter acquired by the Company and located at (a) the Designated Locations described on Schedule I attached hereto or (b) any other place in the United States of America or in Mexico (such Spare Parts and Appliances, the "Pledged Spare Parts");

            (b) the rights of the Company under any existing or hereinafter acquired warranty or indemnity, express or implied, regarding title, materials, workmanship, design or patent infringement or related matters in respect of the Pledged Spare Parts to the extent such rights can be assigned or pledged by the Company (the "Warranties");

            (c) all insurance proceeds and requisition proceeds with respect to any Pledged Spare Part;

            (d) all Software owned or hereafter acquired by the Company, including any replacement, substitution or renewal thereof, as well as all rights of the Company under any license or use agreement in respect of any Software not owned by the Company and all rights of the Company under any existing or hereinafter acquired service or support contracts or agreements in respect of the Software (such licenses and support agreements collectively, the "Software Support Agreements");

            (e) all rents, revenues and other proceeds collected or required to be collected by the Security Trustee hereunder, including, without limitation, all proceeds with respect to the sale or other disposition by the Security Trustee of any Pledged Spare Part or other Collateral pursuant to the terms of this Mortgage;

            (f) all repair, maintenance and inventory records, logs, tags, manuals and all other documents and materials similar thereto (including, without limitation, any such records (whether on paper or in an electronic format), logs, manuals, documents and materials that are computer print-outs) at any time maintained, created or used by the Company, and all records, logs, tags, documents and other materials required at any time to be maintained by the Company by the FAA or under the Federal Aviation Act, in each case with respect to any of the Pledged Spare Parts (the "Spare Parts Documents"); and

            (g) all proceeds of the foregoing;

PROVIDED, HOWEVER, that notwithstanding any of the foregoing provisions of this
Section 2.01, so long as no Event of Default shall have occurred and be continuing, (i) the Company shall have the right, to the exclusion of the Security Trustee, to quiet enjoyment of the Pledged Spare Parts and other Collateral, and peaceably and quietly, without hindrance or molestation, to possess, use, retain and control the Pledged Spare Parts, (ii) subject always to compliance with Section 3.02(C)(2) hereof, the Company shall have the right to dispose of Spare Parts Documents in the ordinary course of its business, and
(iii) the Company shall have the right, to the exclusion of the Security Trustee, with respect to the Warranties and the Software Support Agreements, to exercise in the Company's name all rights and powers as the beneficiary, owner and/or licensee thereof and to retain any recovery or benefit resulting from the enforcement of any warranty, indemnity or other contract right under the Warranties and the Software Support Agreements;

            TO HAVE AND TO HOLD the Collateral unto the Security Trustee, its successors and assigns, forever, upon the terms herein set forth, for the benefit, security and protection of the Security Trustee, and for the uses and purposes and subject to the terms and provisions set forth in this Mortgage.

            It is expressly agreed that anything herein contained to the contrary notwithstanding, the Company shall remain liable under the Warranties and the Software Support Agreements to perform all of the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and the Security Trustee shall have no obligation or liability under the Warranties or Software Support Agreements by reason of or arising out of the assignment hereunder, nor shall the Security Trustee be required or obligated in any manner to perform or fulfill any obligations of the Company under any of the Warranties or Software Support Agreements, or, except as herein expressly provided, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

            The Company does hereby irrevocably constitute and appoint the Security Trustee the true and lawful attorney of the Company (which appointment is coupled with an interest) with full power (in the name of the Company or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys (in each case including insurance and requisition proceeds) and all other property which now or hereafter constitutes part of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceeding which the Security Trustee may deem to be necessary or advisable to collect such property which constitutes Collateral; provided that the Security Trustee shall not exercise any such rights except upon the occurrence and during the continuance of an Event of Default. Without limiting the provisions of the foregoing, during the continuance of any Event of Default, but subject to the terms hereof and any mandatory requirements of applicable Law, the Security Trustee shall have the right under such power of attorney in its discretion to file any claim or to take any other action or proceedings, either in its own name or in the name of the Company or otherwise, that the Security Trustee may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of the Security Trustee in and to the security intended to be afforded hereby. The Company hereby agrees that promptly on receipt thereof, except as otherwise contemplated by the Operative Documents, it will transfer to the Security Trustee any and all moneys from time to time received by the Company constituting part of the Collateral, for distribution by the Security Trustee pursuant to this Mortgage.

            The Company does hereby warrant and represent that it has not sold or assigned, and hereby covenants that it will not sell or assign, so long as this Mortgage shall remain in effect and the Lien hereof shall not have been released pursuant to the provisions hereof, any of its estate, right, title or interest hereby assigned, to any Person other than the Security Trustee, except as expressly permitted herein, in any other Operative Document or in the Subordinated Mortgage.

            The Company agrees that at any time and from time to time, upon the written request of the Security Trustee, the Company will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Security Trustee may reasonably deem necessary to perfect and protect the priority of the security interests and assignments created hereby and to obtain the full benefits of the security interest granted hereunder and of the rights and powers herein granted.

                                   ARTICLE 3.

                            COVENANTS OF THE COMPANY

            Section 3.01. Liens. The Company will not directly or indirectly create, incur, assume or permit to exist any Lien on or with ----- respect to the Company's interest in the Collateral, except:

                  (a) the Lien of this Mortgage and the Subordinated Mortgage;

                  (b) the rights of others under agreements or arrangements to the extent permitted by Section 3.02 hereof;

                  (c) Liens for Taxes of the Company and its U.S. Federal tax law consolidated group either not yet due or payable or being contested in good faith by appropriate proceedings so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss (including loss of use) of any Pledged Spare Part or other portion of the Collateral or any interest therein or any discernible risk of criminal liability or any material risk of civil penalty against any Secured Party or impair the Lien of this Mortgage;

                  (d) materialmen's, mechanics', workmen's, repairmen's, employees' or other like Liens arising in the ordinary course of business (including those arising under maintenance agreements entered into in the ordinary course of business) securing obligations that are not overdue for more than sixty (60) days or are being contested in good faith by appropriate proceedings so long as such Liens and such proceedings do not involve any material risk of civil penalty or any discernible risk of criminal liability against any Secured Party or any material risk of the sale, forfeiture or loss of any Pledged Spare Part or other portion of the Collateral or adversely affect the Lien of this Mortgage;

                  (e) Liens arising out of any judgment or award against the Company, so long as such judgment or award shall, within sixty (60) days after the entry thereof, have been discharged or vacated, or execution thereof stayed pending appeal or shall have been discharged, vacated or reversed within sixty (60) days after the expiration of such stay and so long as during any such 60-day period there is not, or any such judgment or award does not involve, any material risk of the sale, forfeiture or loss (including loss of use) of any Pledged Spare Part or other portion of the Collateral, or any interest therein or any discernible risk of criminal liability or any material risk of civil penalty against any Secured Party or impair the Lien of this Mortgage;

                  (f) salvage or similar rights of insurers under policies of insurance maintained by the Company pursuant to Section 3.05 hereof;

                  (g) any other Lien with respect to which the Company shall have provided a bond, cash collateral or other security adequate in the reasonable opinion of the Security Trustee;

                  (h) Liens attributable to the Security Trustee; and

                  (i) Liens approved in writing by the Security Trustee.

Liens described in clauses (a) through (i) above are referred to herein as "Permitted Liens." The Company shall promptly, at its own expense, take such action as may be necessary to duly discharge (by bonding or otherwise) any such Lien on the Collateral other than a Permitted Lien arising at any time.

            Section 3.02. Possession, Use, Designated Locations, Excluded Locations, Permitted Sales, Maintenance and Identification.

      (a) Possession. Without the prior written consent of the Security Trustee, the Company will not sell, lease, transfer or relinquish possession of any Pledged Spare Part to anyone except as permitted by the provisions of Sections 3.02(b) of this Mortgage and except that the Company shall, subject to Section 3.03, have the right, in the ordinary course of business, (i) to transfer possession of any Pledged Spare Part to the manufacturer thereof or any other organization for testing, overhaul, repairs, maintenance, alterations or modifications or to any Person for the purpose of transport to any of the foregoing or (ii) to subject any Pledged Spare Part to a pooling, exchange, borrowing or maintenance servicing agreement arrangement and entered into in the ordinary course of business (provided always that no such arrangement results in any Pledged Spare Part being stored at a location other than one of the Designated Locations, or being commingled with any Excluded Parts and/or any other Spare Parts and/or Appliances that are not Pledged Spare Parts).

      (b) Use; Designated Locations; Excluded Locations; Permitted Sales, Dispositions or Modifications.

      (1) Use. Subject to the terms of this Mortgage (including, without limitation, Section 3.03 hereof), the Company shall have the right, at any time and from time to time at its own cost and expense, without any release from or consent by the Security Trustee, to:

            (i) incorporate in, install on, attach or make appurtenant to, or use in, any aircraft, Engine or Spare Part or Appliance (whether or not subject to any Lien and whether or not operated by the Company) any Pledged Spare Part, free from the Lien of this Mortgage; and

            (ii) dismantle any Pledged Spare Part that has become worn out or obsolete or unfit for use, and to scrap, sell or dispose of any such Pledged Spare Part or any salvage resulting from such dismantling, free from the Lien of this Mortgage.

      (2) Designated Locations. The Company shall keep the Pledged Spare Parts at one or more of the Designated Locations and, except as otherwise permitted under Sections 3.02(a), 3.02(b)(1) or 3.02(b)(3) of this Mortgage, shall not suffer or permit any Pledged Spare Part to be stored at any other location. The Company shall not suffer or permit any Pledged Spare Parts at any Designated Location to be commingled with any Excluded Parts (it being acknowledged that, so long as the Company complies with Section 3.02(d)(1) hereof, Excluded Parts which are stored on a separate shelf from Pledged Spare Parts and in a separate storage bin or other storage unit from any Pledged Spare Parts shall not be considered as having been commingled with Pledged Spare Parts even though such Excluded Parts are present at the same Designated Location as the Pledged Spare Parts). The Company shall ensure that each Designated Location is adequate for warehousing and storing the Pledged Spare Parts, and at all times that the Current Market Value of Rotables included in the Pledged Spare Parts which are stored at a Secure Location is no less than eighty percent (80%) of the Current Market Value of all the Rotables included within the Collateral. The Company shall obtain from each landlord, mortgagee or other Person from time to time holding title to or a security or leasehold interest in a Designated Location a waiver in a form reasonably satisfactory to the Security Trustee of any right or interest in the Pledged Spare Parts stored at such Designated Location. The Company shall add as a Designated Location (in accordance with this Section 3.02(b)(2)) any location in the United States where Pledged Spare Parts may be stored by the Company from time to time. Upon adding a location that is to become a Designated Location, the Company will furnish to the Security Trustee the following:

            (i) a Supplemental Mortgage duly executed by the Company, identifying each location that is to become a Designated Location and specifically subjecting the Pledged Spare Parts at such location to the Lien of this Mortgage;

            (ii) an Opinion of Counsel, dated the date of execution of said Supplemental Mortgage, stating that said Supplemental Mortgage has been duly filed for recording in accordance with the provisions of the Federal Aviation Act, and either: (a) no other filing or recording is required in any other place within the United States in order to perfect the Lien of this Mortgage on the Pledged Spare Parts held at the Designated Locations specified in such Supplemental Mortgage under the laws of the United States, or (b) if any such other filing or recording shall be required that said filing or recording has been accomplished in such other manner and places, which shall be specified in such Opinion of Counsel, as are necessary to perfect the Lien of this Mortgage with respect to such Pledged Spare Parts; and

            (iii) an Officer's Certificate stating that in the opinion of the Officer executing the Officer's Certificate, all conditions precedent provided for in this Mortgage relating to the subjection of such property to the Lien of this Mortgage have been complied with.

      (3) Excluded Locations. With the prior written consent of the Security Trustee, which consent shall not be unreasonably withheld, the Company shall be entitled, from time to time, to establish one or more locations for the storage of Spare Parts and Appliances which shall not be subject to the lien of this Mortgage (herein, "Excluded Locations"), provided that the Company's business purpose in establishing such Excluded Location is to support operations that are beyond the scope of the Company's existing and currently planned operations as of the Funding Date. Without limiting the generality of the foregoing, the Security Trustee shall be entitled to withhold its consent to the establishment of an Excluded Location if the Required Lenders consider any of the following circumstances to be applicable:

            (i) the expected fair market value of the Spare Parts and Appliances to be stored at the proposed location would be less than $5,000,000;

            (ii) unless the proposed location would be devoted exclusively to the storage of Spare Parts and Appliances that are not compatible with any of the aircraft and engines operated by the Company as of the Funding Date, the proposed location would be in any of the states of Arizona, Maryland or Nevada;

            (iii) all or any material portion of the proposed location would be stocked by the transfer of Spare Parts and Appliances from any of the Designated Locations;

            (iv) the Lenders have not been offered the opportunity to provide the Company with financing for the Spare Parts and Appliances to be stored at the proposed location on terms, in the case of new acquisition financing, substantially the same as the terms of the Operative Documents, and in the case of financing assumed by the Company in connection with the acquisition of such Spare Parts and Appliances, substantially the same as the terms of such pre-existing financing and at the same net financing cost to the Company (taking into account any prepayment premiums and/or breakage costs thereunder); provided, however, that if any pre-existing financing does not permit any voluntary prepayment thereof by the Company, then the failure by the Company to offer the Lenders the opportunity to provide financing to take out such pre-existing financing shall not be deemed grounds for the Security Trustee to withhold its consent under this Section 3.02(b)(3);

            (v) the Company's acquisition of the Spare Parts and Appliances to be stored at the proposed location is part of the Company's ordinary fleet replacement and/or growth and is associated with routes served by the Company as of the Funding Date; or

            (vi) the amount of Spare Parts and Appliances to be stored at the proposed location will be greater than the amount reasonably required by the Company to support the operations of the aircraft and engines that are being added to the Company's fleet contemporaneously with the Company's acquisition of such Spare Parts and Appliances.

The Security Trustee shall be entitled to condition its consent to the establishment of an Excluded Location upon the amendment of this Mortgage to include a covenant pursuant to which the Company would be obligated to comply with such additional inspection, reporting and valuation requirements (including, but not limited to, the obligation to afford access to the Excluded Location to the Security Trustee and the Independent Appraiser for inspection and other purposes) as the Security Trustee may deem appropriate in order to ensure that the establishment and maintenance of such Excluded Location does not have a prejudicial effect on the quantity or value of the Rotables and Key Repairables included within the Pledged Spare Parts or on the interests of the Security Trustee in the Collateral.

      (4) Permitted Sales, Dispositions and Modifications. Unless an Event of Default has occurred and is continuing and subject to the limitations contained in Section 3.03 of this Mortgage, the Company may, in the ordinary course of its business, (i) sell, lease, transfer or dispose of any Pledged Spare Parts which have become surplus to its normal operations free from the Lien of this Mortgage, and (ii) sell, lease, transfer or dispose of, in a single transaction or in a series of transactions within any thirty (30) day period, Pledged Spare Parts with an aggregate Current Market Value equal to the Permitted Disposition Amount or less which are not surplus to the Company's normal operations so long as the Company acquires replacements for such Spare Parts and causes such replacements to be subject to the Lien of this Mortgage and to be stored within the appropriately marked shelves or storage areas at the Designated Locations as Pledged Spare Parts within the thirty (30) day period following any such sale, lease, transfer or disposition (or, in the case of a series of transactions, within the thirty (30) day period following the first of such transactions). In addition, the Company may modify or alter any Pledged Spare Parts as the Company may deem appropriate in the proper conduct of its business, so long as the Company remains in compliance at all times with the requirements of Section 3.02(c) and Section 3.03 below, after giving effect to any such modification or alteration.

      (c) Maintenance. The Company:

      (1) shall maintain, or cause to be maintained, at all times the Pledged Spare Parts in accordance with (x) all applicable Laws issued by the FAA and (y) all applicable Laws issued by any other Governmental Authority having jurisdiction over the Company or any such Pledged Spare Parts, including making any modifications, alterations, replacements and additions necessary therefor;

      (2) shall maintain, or cause to be maintained, all records, logs and other materials required by the FAA or under the Federal Aviation Act to be maintained in respect of the Pledged Spare Parts and shall not modify its record retention procedures in respect of the Pledged Spare Parts unless such modification is consistent with the Company's FAA approved maintenance program; provided however, that such modification shall not materially diminish the value of the Pledged Spare Parts, taken as a whole;

      (3) shall maintain, or cause to be maintained on a timely basis, the Pledged Spare Parts in good working order (other than during periods of maintenance, overhaul, inspection and testing) and condition and shall perform all maintenance thereon necessary for that purpose, excluding (i) Pledged Spare Parts that have become worn out or unfit for use, beyond economic repair or become obsolete or scrap, and (ii) Pledged Spare Parts that are not required for the Company's normal operations. Notwithstanding anything herein to the contrary, all Pledged Spare Parts located at Designated Locations other than for the purpose of being maintained, altered, modified or overhauled shall have a current and valid serviceable tag and shall be in compliance with such tag, in each case in compliance with applicable FAA regulations.

      (d) Identification of Security Trustee's Interest.

      (1) On or prior to the Closing Date, the Company shall install signs, in size and form reasonably satisfactory to the Security Trustee, at each of the Designated Locations and on each shelf, bin or other storage unit in which the Pledged Spare Parts are stored and otherwise as may be directed by the Security Trustee within each Designated Location, bearing the inscription: "MORTGAGED TO WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS SECURITY TRUSTEE" (such sign to be replaced if there is a successor Security Trustee).

      (2) The Company shall consult with the Security Trustee and the Lenders, prior to replacing the system utilized in tracking the Pledged Spare Parts and preparing the necessary reports required pursuant to Section 3.10 of this Mortgage. Any replacement system must be reasonably acceptable to the Security Trustee. In addition, in the event that any such replacement system includes the use of any Software that is licensed by the Company from a third party vendor, rather than owned outright, then the Company shall, before implementing any such new system and Software, cause such vendor or licensor to recognize the rights in such Software granted to the Security Trustee under this Mortgage, including the right to access and use such Software in connection with the exercise of remedies under Section 4.01.

            Section 3.03. Maintenance of Rotables Ratio.

      (a) The Company hereby agrees that the Company shall not at any time directly or indirectly permit the Rotables Ratio to be greater than the Maximum Rotables Ratio. If, based upon an Appraisal Compliance Report, the Rotables Ratio set forth therein is greater than the Maximum Rotables Ratio, the Company shall promptly, and in any case within 10 Business Days:

            (i) subject additional Rotables that are free and clear of all Liens other than Permitted Liens and are otherwise acceptable to the Lenders in their sole discretion (the

      "Additional Rotables") to the Lien of this Mortgage in accordance with
      Section 3.03(c) hereof;

            (ii) provide cash to the Security Trustee (any cash provided to the Security Trustee pursuant to this Mortgage, the "Cash Collateral");

            (iii) provide a letter of credit meeting the requirements set forth in Section 3.03(b) below (each such letter of credit, a "Letter of Credit");

            (iv) prepay some or all of the Loans pursuant to Section 1.1(d) of the Loan Agreement; or

            (v) any combination of the foregoing;

such that, the Rotables Ratio, as recalculated giving effect to such action taken pursuant to this Section 3.03(a) and, in the case of clause (i) of this
Section 3.03(a), using the Current Market Value of any Rotables included in such additional Collateral determined pursuant to Section 3.03(d), would not be greater than the Maximum Rotables Ratio.

      (b) Any Letter of Credit provided by the Company to the Security Trustee pursuant to Section 3.03(a)(iii) must satisfy each of the following conditions:

            (i) Such Letter of Credit must be issued and payable by a Pre-Approved Bank or another bank acceptable to the Security Trustee in its sole and absolute discretion and in substantially the form of Exhibit B or in another form and substance acceptable to the Security Trustee in its sole and absolute discretion, and, if not issued by a Pre-Approved Bank or the New York branch of a major international bank acceptable to the Security Trustee in its sole and absolute discretion from time to time, will be confirmed by and payable at a Pre-Approved Bank or the New York branch of a major international bank acceptable to the Security Trustee in its sole and absolute discretion from time to time, and shall remain in full force and effect and may be drawn down by the Security Trustee upon demand at any time or times following the occurrence of an Event of Default until the Required LC Expiry Date.

            (ii) Such Letter of Credit may have a validity period or periods ending prior to the Required LC Expiry Date, provided that (i) the Letter of Credit shall, in each case, be renewed, extended or reissued and delivered to the Security Trustee not later than sixty (60) days prior to its expiry; and (ii) a Letter of Credit shall remain in force at all times up to the Required LC Expiry Date.

            (iii) If at any time while the Lien of this Mortgage remains in effect, the Security Trustee determines in its sole and absolute discretion that the current issuing or confirming bank for the Letter of Credit is no longer an acceptable issuing or confirming bank (whether by virtue of a material adverse change in its financial condition, a decrease in any credit rating of its long-term unsecured debt obligations or for any other reason) the Security Trustee shall notify the Company of such fact and the Company shall within five (5) Business Days after the date of such notice cause the Letter of Credit to be replaced by a Letter of Credit issued by a Pre-Approved Bank or another bank acceptable to the Security Trustee in its sole and absolute.

      (c) In order to comply with Section 3.03(a)(i) of this Mortgage, the Company shall add to a Designated Location, Rotables, other than Excluded Parts, that were not included as Pledged Spare Parts on the preceding Valuation Date.

      (d) In connection with the provision of additional Collateral pursuant to
Section 3.03(a)(i) of this Mortgage, the Company shall cause the Independent Appraiser (only to the extent of the AWA Appraiser Responsibility) to furnish to the Security Trustee and the Lenders an Independent Appraiser's Certificate signed by the Independent Appraiser, dated as of a date after the most recent Valuation Date, stating, in the opinion of the Independent Appraiser, the Current Market Value of the Rotables included in such additional Collateral (other than Cash Collateral and any Letters of Credit), as of a date not earlier than the most recent Valuation Date, and using the Physical Appraisal Methodology. Each Independent Appraiser's Certificate shall be accompanied by an Appraisal Compliance Report determined as of a date not earlier than the most recent Valuation Date.

      (e) If the Company shall have provided Cash Collateral pursuant to Section 3.03(a) or the Security Trustee shall have made a drawing upon a Letter of Credit for any reason other than the occurrence of an Event of Default (the amount of Cash Collateral so provided and/or the proceeds of such Letter of Credit drawing being referred to herein as "Temporary Cash Collateral"), it shall within 60 days after providing such Temporary Cash Collateral take additional action pursuant to Section 3.03(a) (excluding the right to provide Cash Collateral), including directing the Security Trustee to apply such Cash Collateral to the prepayment of the Loans, to cause the Rotables Ratio, calculated to exclude such Temporary Cash Collateral, not to be greater than the Maximum Rotables Ratio. If pursuant to such Appraisal Compliance Report, the Rotables Ratio is less than the Maximum Rotables Ratio the Security Trustee shall release the Temporary Cash Collateral in accordance with, and to the extent provided in, Section 6.03 of this Mortgage. If the Company fails to take any such action, the Security Trustee shall, on the 60th day after Cash Collateral is posted, or earlier at the Company's direction, apply such Temporary Cash Collateral to prepay the Loan in accordance with Section 1.1(d) of the Loan Agreement, but excluding any Prepayment Fee or, if an Event of Default exists and remedies are being exercised, Article VII of the Loan Agreement, as applicable.

            Section 3.04. [Intentionally Left Blank] .

            Section 3.05. Insurance.

      (a) Obligation to Insure. The Company shall comply with, or cause to be complied with, each of the provisions of Appendix B, which provisions are hereby incorporated by this reference as if set forth in full herein.

      (b) Insurance for Own Account. Nothing in Section 3.05 shall limit or prohibit (a) the Company from maintaining the policies of insurance required under Appendix B with higher limits than those specified in Appendix B, or (b) the Security Trustee or any Lender from obtaining insurance for its own account (and any proceeds payable under such separate insurance shall be payable as provided in the policy relating thereto); provided, however, that no insurance may be obtained or maintained that would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by the Company pursuant to this Section 3.05 and Appendix B.

      (c) Indemnification by Government in Lieu of Insurance. Security Trustee agrees to accept, in lieu of insurance against any risk with respect to any aircraft or Engine described in Appendix B, indemnification from, or insurance provided by, the U.S. Government, or upon the written consent of Security Trustee, other Government Entity, against such risk in an amount that, when added to the amount of insurance (including permitted self-insurance), if any, against such risk that the Company (or any Lessee) may continue to maintain, in accordance with this Section 3.05, shall be at least equal to the amount of insurance against such risk otherwise required by this Section 3.05.

      (d) Application of Insurance Proceeds.

            (1) All insurance proceeds in respect of the Pledged Spare Parts in excess of the Threshold Amount up to an amount equal to the outstanding principal amount of the Loan together with accrued but unpaid interest thereon paid under policies required to be maintained by the Company pursuant to this Mortgage shall be held by or paid over to the Security Trustee as security for the obligations of the Company under this Mortgage and be invested pursuant to
Section 6.01. If the Rotables Ratio at any time is less than the Maximum Rotables Ratio such proceeds shall be released and paid by the Security Trustee to the Company in accordance with Section 6.03.

            (2) Except as expressly provided in Section 3.05(e) below, all proceeds of insurance in respect of the Pledged Spare Parts required to be maintained by the Company in accordance with this Mortgage in respect of any property damage or loss involving proceeds less than the Threshold Amount shall be paid over to, and retained by, the Company.

      (e) Application of Payments During Existence of Event of Default. Any amount referred to in this Section 3.05 which is payable to or retainable by the Company shall not be paid to or retained by the Company, if at the time of such payment or retention a Special Default or an Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Security Trustee as security for the Obligations and invested pursuant to Section 6.01. Upon the earlier of (a) such time as there shall not be continuing any such Special Default or Event of Default or (b) the termination of this Mortgage in accordance with Section 7.01, such amount, and any interest realized thereon pursuant to Section 6.01 hereof, shall be paid over to the Company to the extent not previously applied in accordance with the preceding sentence, provided that if at the time of the termination of this Mortgage a "Special Default" or "Subordinated Event of Default" (as such terms are defined in the Subordinated Mortgage) has occurred and is continuing, then such amount, and any such interest, not so previously applied shall be held or paid over to the Subordinated Trustee as security under the Subordinated Mortgage.

      Section 3.06. Assurances and Filings.

      (a) The Company shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as Security Trustee shall reasonably request for accomplishing the purposes of this Mortgage including, without limitation, ensuring that each of the Security Trustee, the Independent Appraiser and GECC (so long as it is a Lender), subject, in each case, to such Person executing any non-disclosure agreement as may be required by the Software provider, remains at all times a third party beneficiary of any Software Support Agreements.

      (b) The Company shall promptly take such action with respect to the recording, filing, re-recording and refiling of this Mortgage and any amendments or supplements thereto, as shall be necessary to continue the perfection and priority of the Lien created by this Mortgage with respect to the Pledged Spare Parts held at Designated Locations.

      (c) The Company, at its sole cost and expense, will cause the FAA Filed Documents, the Financing Statements and all continuation statements (and any amendments necessitated by any consolidation or merger of the Company, any conveyance, transfer or lease of all or substantially all of the assets of the Company, or any change of the Company's location) in respect of the Financing Statements to be prepared and, subject only to the execution and delivery thereof by Security Trustee, duly and timely filed and recorded, or filed for recordation, to the extent permitted under the Federal Aviation Act (with respect to the FAA Filed Documents) or the UCC or similar law of any other applicable jurisdiction (with respect to such other documents). In addition, the Company will pay any and all recording, stamp and other similar taxes payable in the United States, in connection with the execution, delivery, recording, filing, re-recording and refiling of this Mortgage or any such Financing Statements or other instruments.

            Section 3.07. [Intentionally Left Blank].

            Section 3.08. Notice of Change of the Company's Location. The Company will notify the Security Trustee of any change in the location of the Company (within the meaning of Section 9-307 of the Uniform Commercial Code) promptly after making such change and in any event within a reasonable period of time prior to the date by which it is necessary under applicable Law to make any filing in order to prevent the lapse of perfection (absent refiling) of financing statements filed under or with respect to this Mortgage.

            Section 3.09. Inspection.

      (a) At reasonable times but, so long as no Default shall have occurred and be continuing, not more often than once every 12 months, the Security Trustee and its authorized representatives (the "Inspecting Parties") may inspect the Pledged Spare Parts located at Designated Locations (including without limitation, the Spare Parts Documents [and any computer files] maintained by the Company with respect to the Pledged Spare Parts) and the Company shall cooperate with the Inspecting Parties in connection with any such inspection (including, without limitation, providing Inspecting Parties reasonable access to buildings or facilities at Designated Locations where such Pledged Spare Parts are located and permitting any such Inspecting Party to make copies of Spare Parts Documents and computer files (excluding the Software) not reasonably deemed confidential by the Company) at its own cost and expense. Additionally, the Independent Appraiser shall have such inspection rights as permitted to the Inspecting Parties hereunder. For the avoidance of doubt, however, this Section 3.09 shall not be considered to limit the AWA Appraiser Responsibility with respect to the audits contemplated by Section 3.10 hereof.

      (b) Any inspection of the Pledged Spare Parts hereunder shall be limited to a visual inspection, shall be in compliance with the Company's work and safety rules at the Designated Locations (and any applicable governmental rules and regulations), and shall not include the disassembling, or opening of any components, of any Pledged Spare Part, and no such inspection shall interfere with the Company's or any Lessee's maintenance or use of any Pledged Spare Part.

      (c) With respect to such rights of inspection, the Security Trustee shall not:

            (i) have any duty or liability to make, or any duty or liability arising out of, any such visit, inspection or survey or failure to make any such visit, inspection or survey; or

            (ii) so long as no Event of Default has occurred and is continuing, exercise its inspection rights hereunder other than on reasonable notice and, whether or not an Event of Default shall have occurred and be continuing, so as not to unreasonably interfere with the Company's spare parts management operations or maintenance and operation of its aircraft and Engines.

      (d) Each person inspecting the Pledged Spare Parts hereunder shall bear its own expenses in connection with any such inspection, unless an Event of Default shall have occurred and be continuing, in which case the Company shall bear all such expenses; provided further that, any costs of the Independent Appraiser in connection with the performance of his duties under Section 3.10 shall be for the account of the Company.

          Section 3.10. Compliance Reports Regarding the Collateral.

      (a) Report Dates. On each Data Report Date, the Company shall furnish the Independent Appraiser with a Data Report that is certified (pursuant to an Officer's Certificate) as a true and correct copy of the data obtained from the Company's spare parts tracking system as of the final calendar day of the preceding month. On or before the twentieth calendar day after each Desk-Top Data Report Date (each such day, a "Desk-Top Appraisal Date"), and after each Physical Appraisal Data Report Date (each such day, a "Physical Appraisal Date", and together with the Desk-Top Appraisal Date, each an "Appraisal Date"), the Company shall cause the Independent Appraiser (only to the extent of the AWA Appraiser Responsibility) to furnish to the Security Trustee, the Company and each Lender an Independent Appraiser's Certificate signed by the Independent Appraiser, dated as of a date no earlier than seven Business Days prior to the applicable Appraisal Date. Each such Independent Appraiser's Certificate shall state, in the opinion of the Independent Appraiser, based in the case of a Desk-Top Appraisal Date, upon use of the Desk-Top Appraisal Methodology, and in the case of a Physical Appraisal Date, upon the use of the Physical Appraisal Methodology, the Current Market Value of the Rotables and the Key Repairables that are included in the Collateral (excluding any Cash Collateral, excluding any Letters of Credit, and excluding any such Pledged Spare Parts as are out for repair or in transit and consequently not located at a Designated Location) as of the final calendar day of the month preceding the date of such Independent Appraiser's Certificate (the "Valuation Date").

      On or prior to the tenth calendar day following the issuance of the Independent Appraiser's Certificate, the Company shall furnish to the Security Trustee and each Lender an Appraisal Compliance Report determined as of the applicable Valuation Date. The Appraisal Compliance Report shall set forth the calculation of the Rotables Ratio based on the Current Market Value of the Rotables included in the Collateral set forth in such Independent Appraiser's Certificate, the amount of Cash Collateral held by the Security Trustee, and the aggregate outstanding principal amount of the Loans, each as of the applicable Valuation Date.

      (b) Binding Determination. Each of the Company, the Security Trustee and each Lender agree that any determination made by the Independent Appraiser in any Independent Appraiser's Certificate shall be binding on each party, absent manifest error.

      (c) Independent Appraiser. All fees and expenses of the Independent Appraiser in preparing the Independent Appraiser's Certificates shall be for the account of the Company; provided, however, that such fees and expenses to the extent incurred in the ordinary course of preparing ten such Independent Appraiser's Certificates based upon the Desk-Top Appraisal Methodology and two such Independent Appraiser's Certificates based upon the Physical Appraisal Methodology shall not exceed the Independent Appraiser's Fee Amount (as such amount may be adjusted from time to time) during any consecutive 12-month period. If the same Independent Appraiser is unable to continue preparing the certificates, the Security Trustee will select an alternative independent appraiser of recognized standing which shall be reasonably acceptable to the Company. If the Security Trustee has a reasonable basis for concluding that the performance of the Independent Appraiser that executed the most recent Independent Appraiser's Certificate delivered pursuant to this Section 3.10 was unsatisfactory as to the quality, accuracy and/or timeliness of work product, the Security Trustee may, by written notice to the Company delivered no later than 60 days following the date of such Independent Appraiser's Certificate, select an alternative independent appraiser of recognized standing which shall be reasonably acceptable to the Company to perform the next required appraisal under this Section 3.10. Each appraisal inspection pursuant to this Section 3.10 shall be carried out during the Company's normal business hours and subject to the safety, security and workplace rules applicable at the location where such appraisal is conducted and any applicable governmental rules or regulations.

                                   ARTICLE 4.

            REMEDIES OF THE SECURITY TRUSTEE UPON AN EVENT OF DEFAULT

          Section 4.01. Remedies with Respect to Collateral.

      (a) Remedies Available. Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, the Security Trustee may do one or more of the following:

            (i) cause the Company, upon the written demand of the Security Trustee, at the Company's expense, to deliver promptly, and the Company shall deliver promptly, all or any of the Pledged Spare Parts constituting the Collateral at the Designated Locations, together in each case with the Spare Parts Documents for such Pledged Spare Parts as the Security Trustee may so demand, to the Security Trustee or its order, or the Security Trustee, at its option, may enter upon the premises where all or any of such Pledged Spare Parts and/or Spare Parts Documents are located and take immediate possession (to the exclusion of the Company and all Persons claiming under or through the Company) of and remove the same by summary proceedings;

            (ii) sell all or any part of the Collateral at public or private sale, whether or not the Security Trustee shall at the time have possession thereof, as the Security Trustee may determine, or lease or otherwise dispose of all or any part of the Collateral as the Security Trustee, in its sole discretion, may determine, all free and clear of any rights or claims of whatsoever kind of the Company; provided, however, that the Company shall be entitled at any time prior to any such disposition to redeem the Collateral by paying in full all of the Obligations;

            (iii) draw upon any Cash Collateral and/or Letters of Credit then held and apply such amounts as provided in Section 4.04 hereof; or

            (iv) exercise any or all of the rights and powers and pursue any and all remedies of a secured party under applicable Law.

            Upon every such taking of possession of Collateral under this
Section 4.01, the Security Trustee may, from time to time, make all such expenditures for maintenance, insurance, repairs, replacements, alterations, additions and improvements to and of the Collateral, as it may deem proper. In each such case, the Security Trustee shall have the right to maintain, store, lease, control or manage the Collateral and to exercise all rights and powers of the Company relating to the Collateral in connection therewith, as the Security Trustee shall deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, storage, leasing, control, management or disposition of the Collateral or any part thereof as the Security Trustee may determine; and the Security Trustee shall be entitled to collect and receive directly all tolls, rents, revenues, issues, income, products and profits of the Collateral and every part thereof, without prejudice, however, to the right of the Security Trustee under any provision of this Mortgage to collect and receive all cash held by, or required to be deposited with, the Security Trustee hereunder. Such tolls, rents, revenues, issues, income, products and profits shall be applied to pay the expenses of storage, leasing, control, management or disposition of the Collateral, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which the Security Trustee may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Collateral or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Company), and all other payments which the Security Trustee may be required or authorized to make under any provision of this Mortgage, as well as compensation for the services of the Security Trustee, and of all Persons engaged and employed by the Security Trustee. If the income and proceeds of the Collateral shall not be sufficient to pay in full the Obligations, the Company shall be liable for any deficiency.

            In addition, the Company shall be liable for all reasonable legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of the Security Trustee's remedies with respect thereto, including, without limitation, all costs and expenses incurred in connection with the retaking or return of any Pledged Spare Parts in accordance with the terms hereof or under applicable Law, which amounts shall, until paid, be secured by the Lien of this Mortgage.

            If an Event of Default shall have occurred and be continuing, at the request of the Security Trustee the Company shall promptly execute and deliver to the Security Trustee such instruments of title and other documents as the Security Trustee may deem necessary or advisable to enable the Security Trustee or an agent or representative designated by the Security Trustee, at such time or times and place or places as the Security Trustee may specify, to obtain possession of all or any part of the Collateral to which the Security Trustee shall at the time be entitled hereunder. If the Company shall for any reason fail to execute and deliver such instruments and documents after such request by the Security Trustee, the Security Trustee may obtain a judgment conferring on the Security Trustee the right to immediate possession of the Collateral and requiring the Company to execute and deliver such instruments and documents to the Security Trustee, to the entry of which judgment the Company hereby specifically consents to the fullest extent it may lawfully do so. If an Event of Default shall have occurred and be continuing, the Company shall provide the Security Trustee and the Independent Appraiser or any of their agents or representatives, with full and complete access to the system (including the Software) utilized by the Company or its designees solely to track the Pledged Spare Parts and prepare the Data Reports; provided, however, access to the system and Software required to prepare Data Reports will be provided to the Security Trustee and the Independent Appraiser, or their respective agents or representatives, only if the Company fails to prepare and deliver such Data Reports in the manner and within the deadlines required pursuant to Section 3.10(a) hereof.

            (b) Notice of Sale. The Security Trustee shall give the Company at least fifteen (15) days' prior written notice of the date fixed for any public sale of any Pledged Spare Parts or of the date on or after which any private sale will be held, which notice the Company hereby agrees is reasonable notice, and any such public sale shall be conducted in general so as to afford the Company a reasonable opportunity to bid.

            Section 4.02. Remedies Cumulative. Each and every right, power and remedy herein specifically given to the Security Trustee or otherwise in this Mortgage shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Security Trustee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the time or thereafter any other right, power or remedy. No delay or omission by the Security Trustee in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Company or to be an acquiescence therein.

            Section 4.03. Discontinuance of Proceedings. If the Security Trustee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, then and in every such case the Company and the Security Trustee shall be restored to their former positions and rights hereunder with respect to the property, subject to the Lien of this Mortgage, and all rights, remedies and powers of the Security Trustee shall continue, as if no such proceedings had been undertaken (but otherwise without prejudice).

            Section 4.04. Allocation of Payments. Notwithstanding any other provisions of the Loan Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Security Trustee or any Lender on account of the Obligations shall be paid over or delivered as follows:

            FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees and expenses actually incurred) of the Security Trustee in connection with enforcing the rights of the Security Trustee under the Operative Documents;

            SECOND, to payment of any fees owed to any Transaction Agent;

            THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees and expenses actually incurred) of each of the Lenders in connection with enforcing its rights under the Operative Documents or otherwise with respect to the Obligations owing to such Lender (it being understood, however, that (i) the Original Series A Lender, the Original Series B Lender and their respective Affiliates shall use joint counsel, and (ii) all other Lenders shall use reasonable endeavors to select joint counsel, but may retain separate counsel if in the reasonable judgment of such other Lenders joint counsel would not be able to provide effective representation, whether due to conflicts of interest among such Lenders, a conflict of interest between the proposed joint counsel's representation of any Lender and its representation of any other client, or for any other reason);

            FOURTH, to all other Obligations (other than as covered by Clause "FIFTH", "SIXTH" and "SEVENTH" below) which shall have become due and payable under the Operative Documents or otherwise and not repaid pursuant to clauses "FIRST" through "THIRD" above; and

            FIFTH, to the payment of all accrued interest on the Obligations;

            SIXTH, to the payment of LIBOR Breakage Costs, if any, due under the Loan Agreement in respect of the Loan;

            SEVENTH, to the payment of the outstanding principal amount of the Loan;

            EIGHTH, so long as the Lien of the Subordinated Mortgage has not been discharged, to the Subordinated Trustee to be held as security under the Subordinated Mortgage;

            NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) if amounts available are insufficient to pay all amounts due within any category, such available amounts shall be paid pro rata to the parties entitled thereto based upon the amount due under such category to each such party.

                                   ARTICLE 5.

                            INTENTIONALLY LEFT BLANK

                                   ARTICLE 6.

                                 SECURITY FUNDS

            Section 6.01. Investment of Security Funds. Any monies paid to or received by the Security Trustee as cash collateral or which are required to be paid to the Company or applied for the benefit of the Company (including, without limitation, amounts payable to the Company under Sections 3.05(d) and 3.05(e) hereof), but which the Security Trustee is entitled to hold under the terms hereof pending the occurrence of some event or the performance of some act (including, without limitation, the remedying of an Event of Default), shall, until paid to the Company or applied as provided herein, be invested by the Security Trustee at the written authorization and direction of the Company (or, if an Event of Default shall have occurred and be continuing, the Security Trustee) from time to time at the sole expense and risk of the Company in Permitted Investments. All Permitted Investments held by the Security Trustee pursuant to this Section 6.01 shall either be (a) registered in the name of, payable to the order of, or specially endorsed to, the Security Trustee or (b) held in an Eligible Account. At the time of such payment or application, there shall be remitted to the Company any gain (including interest received) realized as the result of any such investment (net of any fees, commissions, other expenses or losses, if any, incurred in connection with such investment) unless an Event of Default shall have occurred and be continuing. The Security Trustee shall not be liable for any loss relating to a Permitted Investment made pursuant to this Section 6.01. The Company will promptly pay to the Security Trustee, on demand, the amount of any loss (net of any gains, including interest received) realized as the result of any such investment (together with any fees, commissions and other expenses, if any, incurred in connection with such investment).

            Section 6.02 Investing of Cash Collateral. The Company may from time to time provide Cash Collateral to the Security Trustee in accordance with the terms and conditions of this Mortgage. The Security Trustee agrees that any Cash Collateral provided by the Company shall be retained and invested by the Security Trustee in accordance with the terms and conditions of Section 6.01 hereof.

            Section 6.03 Release of Cash Collateral. If the Rotables Ratio is less than the Maximum Rotables Ratio, as most recently determined pursuant to
Section 3.03, Section 3.05(d) and Section 3.10, upon written request of the Company the Security Trustee shall, unless an Event of Default has occurred and is continuing, pay to the Company an amount of the Cash Collateral or insurance proceeds held by the Security Trustee pursuant to Section 3.05(d)(1), as the case may be, such that the Rotables Ratio would not be greater than the Maximum Rotables Ratio giving effect to such payment.

                                   ARTICLE 7.

                                  MISCELLANEOUS

            Section 7.01. Termination of Mortgage. Upon (or at any time after) payment in full of the unpaid principal of, and accrued interest on, the Loans and all other Obligations then due and payable (and regardless of whether any Default or Event of Default shall have occurred and be continuing), the Security Trustee shall, upon the written request of the Company execute and deliver to, or as directed in writing by, the Company an appropriate instrument (in due form for recording) releasing the Pledged Spare Parts and the balance of the Collateral from the Lien of this Mortgage and, in such event, this Mortgage shall terminate and this Mortgage shall be of no further force or effect, provided that the Security Trustee shall have no obligation to release such Pledged Spare Parts and Collateral from the Lien of this Mortgage or otherwise terminate this Mortgage prior to such payment in full. Upon any release of any Pledged Spare Parts from the Lien of this Mortgage in accordance with the terms of this Mortgage, the Spare Parts Documents and other Collateral referred to in subsections (b), (c), (d) and (e) of Section 2.01 relating to such Pledged Spare Part shall also be released.

            Section 7.02. Alterations to Mortgage. This Mortgage shall not be varied except in accordance with the Loan Agreement.

            Section 7.03. No Legal Title to Collateral. No Secured Party shall have legal title to any part of the Collateral. No transfer, by operation of Law or otherwise, of a Note or any right, title and interest of any Secured Party in and to the Collateral or this Mortgage shall operate to terminate this Mortgage or entitle any successor or transferee to an accounting or to the transfer to it of legal title to any part of the Collateral.

            Section 7.04. Sale of the Collateral by Security Trustee Is Binding. Any sale or other conveyance of the Collateral, or any part thereof or any interest therein by the Security Trustee made pursuant to and in accordance with the terms of this Mortgage shall bind the

Secured Parties, and shall be effective to transfer or convey all right, title and interest of the Security Trustee, the Secured Parties and the Company, in and to such Collateral, or such part thereof or interest therein. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Security Trustee.

            Section 7.05. Benefit of Mortgage. Nothing in this Mortgage, whether express or implied, shall be construed to give to any Person other than the Company, the Secured Parties and the Security Trustee any legal or equitable right, remedy or claim under or in respect of this Mortgage.

            Section 7.06. Section 1110 of the Bankruptcy Code. It is the intention of the parties hereto that the security interest created hereby in the Pledged Spare Parts entitles the Security Trustee on behalf of the Lenders to all of the benefits of Section 1110 of Chapter 11 of the Bankruptcy Code with respect to at least the Minimum 1110 Percentage (determined on the basis of Appraisal Value) of the Rotables included within the Pledged Spare Parts in the event the Company becomes a debtor under such Chapter.

            Section 7.07. Notices. Unless otherwise expressly specified or permitted by the terms hereof, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile, United States mail, courier service or overnight delivery and shall be effective when received addressed:

            (i)   if to the Company, at its office at

                  America West Airlines, Inc.
                  4000 Sky Harbor Blvd.
                  Phoenix, AZ 85034

                  Attention: Vice President and Treasurer
                  Telephone: (480) 693-5886
                  Telecopy:  (480) 693-3685
                  email: tom.weir@americawest.com

            (ii)  if to the Security Trustee, at its office at

                  MAC: U1228-120
                  299 South Main Street,
                  12th Floor
                  Salt Lake City, Utah 84111

                  Attention: Corporate Trust Services
                  Telephone: (801) 246-5630
                  Telecopy:  (801) 246-5053
                  Email: michael.hoggan@wellsfargo.com

            (iii) if to any Lender, at its address for notices to it provided under the Loan Agreement,

            or, as to any party, at such other address as such party shall from time to time designate by written notice to the other parties in accordance with this Section 7.07.

            Section 7.08. Severability. Should any one or more provisions of this Mortgage be determined to be illegal or unenforceable by a court of any jurisdiction, such provision shall be ineffective to the extent of such illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. The Company and the Security Trustee agree, as to such jurisdiction and to the extent permitted by such jurisdiction's Laws, to replace any provision of this Mortgage which is so determined to be illegal or unenforceable by a valid provision which has as nearly as possible the same effect; provided that such replacement provision shall not expand the Company's or the Security Trustee's obligations hereunder.

            Section 7.09. Separate Counterparts. This Mortgage may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Mortgage executed by a party hereto shall be an original counterpart of this Mortgage, and all of such counterparts together shall constitute one instrument.

            Section 7.10. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the Company and its successors and permitted assigns, and the Security Trustee and its successors and permitted assigns, all as herein provided.

            Section 7.11. Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

            Section 7.12. Governing Law. THIS MORTGAGE IS BEING DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections
9.11 and 9.12 of the Loan Agreement are incorporated herein by reference, mutatis mutandis.

            Section 7.13 Certification. The Company hereby represents that it is a certificated air carrier under Section 44705 of title 49 of the U.S. Code.

                       [Remainder of this page is blank.]

            IN WITNESS WHEREOF, the parties hereto have caused this Mortgage to be duly executed by their respective officers, as the case may be, thereunto duly authorized, as of the day and year first above written.

                                    AMERICA WEST AIRLINES, INC.

                                    By: /s/ Thomas T. Weir
                                       _________________________________________
                                       Name: Thomas T. Weir
                                       Title: Vice President and Treasurer

                                    WELLS FARGO BANK NORTHWEST
                                    NATIONAL ASSOCIATION, as Security Trustee

                                    By: /s/ Michael D. Hoggan
                                       _________________________________________
                                       Name: Michael D. Hoggan
                                       Title: Vice President

                                                                      APPENDIX A

                           DEFINITIONS RELATING TO THE
                         MORTGAGE AND SECURITY AGREEMENT

                               General Provisions

(a)   Unless otherwise expressly provided, a reference to:

      (i) each of "the Company," "Security Trustee" or any other person includes, without prejudice to the provisions of any Operative Document, any successor in interest to it and any permitted transferee or permitted assignee of it;

      (ii) words importing the plural include the singular and words importing the singular include the plural;

      (iii) any agreement, instrument or document, or any annex, schedule or exhibit thereto, or any other part thereof, includes, without prejudice to the provisions of any Operative Document, that agreement, instrument or document, or annex, schedule or exhibit, or part, respectively, as amended, modified or supplemented from time to time in accordance with its terms and in accordance with the Operative Documents, and any agreement, instrument or document entered into in substitution or replacement therefor;

      (iv) any provision of any Law includes any such provision as amended, modified, supplemented, substituted, reissued or reenacted prior to the Closing Date, and thereafter from time to time;

      (v) the words "Mortgage," "this Mortgage," "hereby," "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in the Mortgage refer to the Mortgage as a whole and not to any particular provision of the Mortgage;

      (vi) the words "including," "including, without limitation," "including, but not limited to," and terms or phrases of similar import when used in the Mortgage, with respect to any matter or thing, mean including, without limitation, such matter or thing; and

      (vii) a "Section," an "Exhibit," an "Appendix," an "Annex" or a "Schedule" referred to in the Mortgage, or in any annex thereto, is a reference to a section of, or an exhibit, an appendix, an annex or a schedule to, the Mortgage or such annex, respectively.

(b) Each exhibit, appendix, annex and schedule to the Mortgage is incorporated in, and shall be deemed to be a part of, the Mortgage.

(c) Headings used in the Mortgage are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, the Mortgage.

                                                                      APPENDIX A

(d) The occurrence and continuance of a Default, Special Default or Event of Default referred to in Section 7.1 of the Loan Agreement shall not be deemed to prohibit the Company from taking any action or exercising any right that is conditioned on no Default, Special Default or Event of Default having occurred and be continuing if such Default, Special Default or Event of Default consists of the institution of reorganization proceedings with respect to the Company under Chapter 11 of the Bankruptcy Code and the trustee or debtor-in-possession in such proceedings shall have agreed to perform its obligations under the Mortgage with the approval of the applicable court and thereafter shall have continued to perform such obligations in accordance with Section 1110 of the Bankruptcy Code.

                                   Definitions

            "Additional Rotables" has the meaning specified in Section 3.03(a) of the Mortgage.

            "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and "controlling," "controlled by" and "under common control with" have correlative meanings.

            "Appliance" means an instrument, equipment, apparatus, a part, an appurtenance, or an accessory used, capable of being used, or intended to be used, in operating or controlling aircraft in flight, including a parachute, communication equipment, and another mechanism installed in or attached to aircraft during flight, and not a part of an aircraft, Engine, or Propeller.

            "Appraisal" means an appraisal of the Pledged Spare Parts completed with the either the Desk-Top Appraisal Methodology or the Physical Appraisal Methodology, as the case may be.

            "Appraisal Compliance Report" means, as of any date, a report providing information relating to the calculation of the Rotables Ratio, which shall be substantially in the form of Appendix C to this Mortgage.

            "Appraisal Date" has the meaning set forth in Section 3.10(a) of the Mortgage.

            "Appraisal Value" means, with respect to any Rotable included in the Collateral, the Current Market Value of such Rotable as most recently determined pursuant to Section 3.03(d), 3.03(e) or Section 3.10 of the Mortgage (including, without limitation, in connection with an Independent Appraiser's Certificate).

            "AWA Appraiser Responsibility" means the responsibility of the Company to (i) make timely payment of the Independent Appraiser's fees and expenses (subject to the limitation set forth in Section 3.10(c) of the Mortgage), (ii) provide the Independent Appraiser with timely and accurate Data Reports, and (iii) in the case of any Physical Appraisal, provide the

                                                                      APPENDIX A

Independent Appraiser with full and complete access to all Designated Locations required by the Independent Appraiser.

            "Bankruptcy Code" means Title 11 of the United States Code.


            "Business Day" means any day except Saturday, Sunday and any day which shall be in New York City or Phoenix, Arizona a day on which banking institutions are authorized or required by Law to close.

            "Cash Collateral" has the meaning set forth in Section 3.03(a)(ii) of the Mortgage.

            "Certificated Air Carrier" means a Person holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

            "Citizen of the United States" has the meaning specified in Section 40102(a)(15) of Title 49 of the United States Code.

            "Closing Date" means the date on which the Loan is made pursuant to the Loan Agreement.

            "Collateral" has the meaning given such term in Section 2.01 of the Mortgage.

            "Collateral Diminution Event" means as of any Appraisal Date, if the Current Market Value of the Rotables included in the Collateral, as of such Appraisal Date, is 10% (or more) lower than the Current Market Value of the Rotables included within the Collateral, as of the immediately preceding Appraisal Date; provided, however, if such 10% or more change in the Current Market Value of the Rotables included within the Collateral is attributable primarily to a change in industry-wide market values or to a change in the valuation methodology used by the Independent Appraiser, then such change shall not constitute a "Collateral Diminution Event" for purposes of this Mortgage.

            "Company" means America West Airlines, Inc., a Delaware corporation.

            "Current Market Value" means, with respect to any Rotable included in the Collateral, its current market value determined on the basis of a hypothetical sale negotiated in an arm's length free market transaction between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure to complete the transaction, under then current market condition, as determined by the Independent Appraiser.

            "Data Report" means information and data relating to the Pledged Spare Parts supplied by the Company to the Independent Appraiser necessary for the Independent Appraiser to complete the Independent Appraiser's Certificate and substantially in the form of Appendix D to the Mortgage.

                                                                      APPENDIX A

            "Data Report Date" means the sixth calendar day of each month, commencing with the first month following the month in which the Funding Date occurs.

            "Default" means any event which, with the giving of notice, lapse of time or both would become an Event of Default.

            "Designated Locations" means the locations designated from time to time by the Company at which the Pledged Spare Parts may be maintained by or on behalf of the Company, which initially shall be the locations set forth on
Schedule I to the Mortgage and shall include the additional locations designated by the Company pursuant to Section 3.02(b)(2) of the Mortgage.

            "Desk-Top Appraisal Date" has the meaning set forth in Section 3.10(a) of the Mortgage.

            "Desk-Top Appraisal Methodology" means the Physical Appraisal Methodology, excluding the actions referred to in clauses (vi) and (vii) of the definition of Physical Appraisal Methodology.

            "Desk-Top Data Report Date" means each Data Report Date that is not a Physical Data Report Date.

            "Dollars" and "$" means the lawful currency of the United States of America.

            "Eligible Account" means an account established by and with an Eligible Institution at the request of the Security Trustee, which institution agrees, for all purposes of the New York UCC including Article 8 thereof, that
(a) such account shall be a "securities account" (as defined in Section 8-501 of the New York UCC), (b) such institution is a "securities intermediary" (as defined in Section 8-102(a)(14) of the New York UCC), (c) all property (other than cash) credited to such account shall be treated as a "financial asset" (as defined in Section 8-102(9) of the New York UCC), (d) the Security Trustee shall be the "entitlement holder" (as defined in Section 8-102(7) of the New York UCC) in respect of such account, (e) it will comply with all entitlement orders issued by the Security Trustee to the exclusion of the Company, (f) it will waive or subordinate in favor of the Security Trustee all claims (including without limitation, claims by way of security interest, lien or right of set-off or right of recoupment), and (g) the "securities intermediary jurisdiction" (under Section 8-110(e) of the New York UCC) shall be the State of New York.

            "Eligible Institution" means (a) the Security Trustee, acting solely in its capacity as a "securities intermediary" (as defined in Section 8-102(14) of the New York UCC), or (b) a depository institution organized under the Laws of the United States of America or any of the states thereof or the District of Columbia (or any U.S. branch of a foreign bank), which has a long-term unsecured debt rating from Moody's and Standard & Poor's of at least A3 or its equivalent.

            "Engine" means an engine used, or intended to be used, to propel an aircraft, including a part, appurtenance, and accessory of the Engine.

                                                                      APPENDIX A

            "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

            "Event of Default" has the meaning given such term in the Loan Agreement.

            "Excluded Parts" means (i) Expendable Parts that are not stored on a shelf or within an area marked with the signs and inscriptions required pursuant to Section 3.02(d) at a Designated Location, (ii) Spare Parts and Appliances that are stored at an Excluded Location established in accordance with Section 3.02(b)(3) of the Mortgage and (iii) Hazardous Materials.

            "Expendable Parts" means those Spare Parts and Appliances that, once used, cannot be re-used, and if not serviceable, cannot be overhauled or repaired.

            "FAA Filed Documents" has the meaning set forth in the Loan
Agreement.

            "Federal Aviation Act" means Part A of Subtitle VII of Title 49, United States Code.

            "Federal Aviation Administration" and "FAA" mean the United States Federal Aviation Administration, and any agency or instrumentality of the United States government succeeding to its functions.

            "Financing Statements" has the meaning set forth in the Loan Agreement.

            "Funding Date" has the meaning given to such term in the Loan Agreement.

            "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Documents or relating to the observance or performance of the obligations of any of the parties to the Operative Documents.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

            "Independent Appraiser" means Sage-Popovich, Inc. or, if Sage-Popovich, Inc. is no longer the Independent Appraiser, any other Person selected by the Security Trustee and reasonably acceptable to the Company pursuant to Section 3.10(c).

                                                                      APPENDIX A

            "Independent Appraiser's Certificate" means a certificate delivered pursuant to Section 3.03(d), 3.03(e) or Section 3.10 of the Mortgage, and substantially in the form of Appendix E to the Mortgage.

            "Independent Appraiser's Fee Amount" has the meaning set forth in
Schedule 3 to the Loan Agreement.

            "JAA" means the European Joint Aviation Authorities, and any agency or instrumentality succeeding to its functions.

            "Key Repairable" means those Spare Parts and Appliances that can be economically restored or repaired to a serviceable condition, but have a life that is considerably less than the life of the flight equipment to which they are related.

            "Law" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

            "Lender" has the meaning given to that term in the Loan Agreement.

            "Letter of Credit" has the meaning specified in Section
3.03(a)(iii).

            "Lien" means any mortgage, pledge, lien, charge, encumbrance, lease, or security interest affecting the title to or interest in property.

            "Loan" has the meaning given to that term in the Loan Agreement.

            "Loan Agreement" means the Loan Agreement [Spare Parts], dated as of September 3, 2004 among the Company, General Electric Capital Corporation, the Security Trustee and the Lenders from time to time party thereto.

            "Maximum Rotables Ratio" has the meaning set forth in Schedule 3 to the Loan Agreement.

            "Maximum Self-Insurance Amount" has the meaning set forth in
Schedule 3 to the Loan Agreement.

            "Minimum 1110 Percentage" has the meaning set forth in Schedule 3 to the Loan Agreement.

            "Minimum Liability Amount" has the meaning set forth in Schedule 3 to the Loan Agreement.

            "Moody's" means Moody's Investors Service, Inc.

            "Mortgage" means the Spare Parts Mortgage and Security Agreement covering the Collateral dated as of September 3, 2004, between the Company and the Security Trustee.

                                                                      APPENDIX A

            "New York UCC" means the Uniform Commercial Code as in effect in the State of New York.

            "Note" has the meaning given to that term in the Loan Agreement.

            "Obligations" means the principal of and interest on the Loan, any LIBOR Breakage Costs (as defined in the Loan Agreement), the Prepayment Fee (as defined in the Loan Agreement), if applicable, and all other obligations of every nature of the Company from time to time owed to the Security Trustee, the other Secured Parties or any of them under the Loan Agreement or any other Operative Document.

            "Officer's Certificate" means, as to any company, a certificate signed by the Chairman, any Vice Chairman, the President, any Executive Vice President, any Senior Vice President, any Vice President, any Assistant Vice President, the Treasurer, any Assistant Treasurer, the Secretary, or any Assistant Secretary of such company.

            "Operative Documents" means the Loan Agreement, each Note, the Restructure Letter, the Mortgage and each Supplemental Mortgage.

            "Permitted Disposition Amount" has the meaning set forth in Schedule 3 to the Loan Agreement.

            "Permitted Investments" means (i) securities issued or directly and fully guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), the Federal Home Loan Mortgage Corporation, the Student Loan Marketing Association and the Federal National Mortgage Association, in all cases having a maturity of not more than 90 days or, in the case of auction rate notes issued by any of the foregoing, having an action reset interval of not more than 30 days; (ii) certificates of deposit, bankers' acceptances, repurchase agreements or time deposits issued or accepted or guaranteed by any bank, trust company or national banking association incorporated under the Laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings as of its last report of condition of at least $500,000,000 and having a rating of AA or better by Moody's or AA or better by Standard & Poor's and having a final maturity of 90 days or less from date of purchase thereof; and (iii) commercial paper of any holding company of a bank, trust company or national banking association described in (ii) and commercial paper of any corporation or finance company incorporated or doing business under the Laws of the United States of America or any state thereof having a rating assigned to such commercial paper of A1 by Standard & Poor's or P1 by Moody's and having a final maturity of 90 days or less from the date of purchase thereof; provided that the aggregate amount at any one time invested in certificates of deposit issued by any one bank shall not be in excess of 5% of such bank's capital and surplus.

            "Permitted Liens" has them meaning given such term in Section 3.01 of the Mortgage.

            "Person" has the meaning given to such term in the Loan Agreement.

                                                                      APPENDIX A

            "Physical Appraisal" means an appraisal of the Rotables included within the Pledged Spare Parts conducted using the Physical Appraisal Methodology.

            "Physical Appraisal Methodology" means, in determining an opinion as to the Current Market Value of the Pledged Spare Parts, taking at least the following actions: (i) reviewing the Data Report prepared as of the applicable Valuation Date; (ii) reviewing the Independent Appraiser's internal value database for values applicable to the Pledged Spare Parts; (iii) developing a representative sampling of a reasonable number of the different Rotables included in Pledged Spare Parts for which a market check will be conducted; (iv) checking other sources, such as manufacturers, other airlines, U.S. Government procurement data and airline parts pooling price lists, for current market prices of the sample parts referred to in clause (iii); (v) establishing an assumed ratio of Serviceable Parts to Unserviceable Parts as of the applicable Valuation Date based upon information provided by the Company and the Independent Appraiser's limited physical review of the Rotables referred to in the following clause (vi); (vi) visiting Designated Locations selected by the Independent Appraiser where in the aggregate up to 80% (by measure of Appraisal Value) of the Pledged Spare Parts are kept by the Company to conduct a physical inspection of the Pledged Spare Parts; (vii) conducting a limited review of the inventory reporting system applicable to the Pledged Spare Parts, including checking information reported in such system against information determined through physical inspection pursuant to the proceeding clause (vi); and (viii) reviewing a sampling of the Spare Parts Documents (including tear-down reports).

            "Physical Data Report Date" means the Data Report Date occurring on the sixth calendar day of the sixth month following the Funding Date, and thereafter on the sixth calendar day of the sixth month after the preceding Physical Data Report Date; provided that, if at any time, a Collateral Diminution Event has occurred as of a Data Report Date occurring after a Physical Appraisal Date (or, if a Physical Appraisal Date has not yet occurred, after the Funding Date) but prior to the next succeeding Data Report Date (and is not cured as of the next succeeding Data Report Date, if any, occurring prior to such next succeeding Data Report Date), then the next Physical Data Report Date shall be such next succeeding Data Report Date.

            "Pledged Spare Parts" has the meaning set forth in clause (a) of the first paragraph of Section 2.01 of the Mortgage.

            "Pre-Approved Bank" means any bank organized under the laws of the United States or any State thereof, or the New York branch of a major international bank, in each case for only so long as its long-term Dollar denominated unsecured debt (or if it does not have long-term unsecured Dollar denominated debt, its parent corporation's long-term unsecured Dollar denominated debt) carries a rating from Standard & Poor's of A or better.

            "Propeller" includes a part, appurtenance, and accessory of a propeller.

            "Required LC Expiry Date" means the day that is the ninety-first
(91st) day following the Maturity Date of the Notes issued pursuant to the Loan Agreement.

            "Restructure Letter" means the Restructure Letter [Spare Parts], dated as of September 3, 2004, between General Electric Capital Corporation and the Company.

                                                                      APPENDIX A

            "Rotable" means those Spare Parts and Appliances that can be repeatedly and economically restored to a serviceable condition over a period approximating the life of the flight equipment to which they are related.

            "Rotables Ratio" shall mean, as of any date, a percentage determined by dividing (i) the aggregate outstanding principal amount of the Loan minus the amount of the Cash Collateral held by the Security Trustee as of such date by
(ii) the aggregate Current Market Value of all Rotables that are Pledged Spare Parts, excluding (x) those Rotables which are either in transit or out for repair and consequently not located at a Designated Location as of such date, and (y) those Rotables which are located at any Designated Location which is at the premises of a third party maintenance facility, including, but not limited to the two locations identified as "TIMCO" locations as of the Closing Date.

            "Secure Location" means an area in a Designated Location to which access is controlled by lock and key, supported by an appropriate security system, and which is accessible only to authorized employees of the Company.

            "Secured Parties" means the Lenders, the Security Trustee and the parties (except the Company) from time to time party to the Restructure Letter.

            "Security Trustee" means Wells Fargo Bank Northwest, National Association, in its capacity as security trustee under the Mortgage.

            "Serviceable Parts" means Pledged Spare Parts in condition satisfactory for incorporation in, installation on, attachment or appurtenance to or use in an aircraft, Engine or other Pledged Spare Part.

            "Software" means any and all computer programs and inventory management systems, including, but not limited to all source code and user interfaces associated therewith as well as all data files used as input thereto and data files or other records generated thereby, used by the Company to track and manage the location, use and maintenance status of Spare Parts and Appliances.

            "Special Default" has the meaning given to that term in the Loan Agreement.

            "Spare Part" means an accessory, appurtenance, or part of an aircraft (except an Engine or Propeller), Engine (except a Propeller), Propeller, or Appliance, that is to be installed at a later time in an aircraft, Engine, Propeller or Appliance.

            "Spare Parts Documents" has the meaning set forth in clause (e) of the first paragraph of Section 2.01 of the Mortgage.

            "Standard & Poor's" has the meaning given to such term in the Loan Agreement.

            "Subordinated Mortgage" has the meaning given to that term in the Loan Agreement.

                                                                      APPENDIX A

            "Subordinated Trustee" means the "Security Trustee" as defined in the Subordinated Mortgage.

            "Supplemental Mortgage" means a Supplemental Mortgage and Security Agreement in substantially the form of Exhibit A to the Mortgage.

            "Taxes" has the meaning given to that term in the Loan Agreement.

            "Threshold Amount" has the meaning set forth in Schedule 3 to the Loan Agreement.

            "Transaction Agents" has the meaning given to that term in the Loan Agreement.

            "UCC" or "Uniform Commercial Code" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

            "Unserviceable Parts" means Pledged Spare Parts that are not Serviceable Parts.

            "U.S. Government" means the federal government of the United States, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States.


            "Valuation Date" has the meaning given to that term in Section 3.10(a) of the Mortgage.

            "Warranties"" has the meaning given to that term in Section 2.01 of the Mortgage.

                                   APPENDIX B

                                    INSURANCE

      Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in Appendix A to the Mortgage.

A.    LIABILITY INSURANCE

            The Company will carry or cause to be carried at all times, at no expense to any Secured Party, third party liability insurance with respect to the Pledged Spare Parts, which is (i) of amount and scope as is usually carried by airlines engaged in the same or similar business, similarly situated with Company and owning or operating similar spare parts for aircraft and engines and covering risks of the kind customarily insured against by the Company for equipment similar to the Pledged Spare Parts and (ii) maintained in effect with insurers of recognized responsibility (such insurers being referred to herein as "Approved Insurers").

            The Company will carry or cause to be carried at all times, at no expense to any Secured Party, with Approved Insurers third party liability insurance covering the Designated Locations where any Pledged Spare Parts shall be located. Pursuant to Section C below, the Secured Parties shall be named as Additional Insureds under any such insurance policy.

B.    PROPERTY INSURANCE

            The Company will carry or cause to be carried at all times, at no expense to Security Trustee or any Lender, with Approved Insurers insurance covering physical damage to the Pledged Spare Parts, of the type covering the same risks as are usually carried by airlines engaged in the same or similar business as Company and covering risks of the kind customarily insured against by Company and providing for the reimbursement of the actual expenditure incurred in repairing or replacing any damaged or destroyed Pledged Spare Part or, if not repaired or replaced, for the payment of the amount it would cost (determined as of the date of loss) to repair or replace such Pledged Spare Part with proper deduction for obsolescence and physical depreciation.

            The Company will carry or cause to be carried at all times, at no expense to any Secured Party, with Approved Insurers property insurance covering the Designated Locations where any Pledged Spare Parts shall be located.

            Any policies of insurance carried in accordance with this Section B covering the Pledged Spare Parts and any policies taken out in substitution or replacement for any such policies shall provide that (A) all insurance proceeds paid under such policies as a result of the occurrence of any loss or damage with respect to any Pledged Spare Parts involving proceeds in excess of the Threshold Amount up to an amount equal to the unpaid principal amount of the Loan and the accrued but unpaid interest due thereon will be paid to the Security Trustee and (B) the entire amount of any insurance proceeds up to the Threshold Amount shall be paid to the

Company or its order; provided that if a Special Default or Event of Default shall have occurred and be continuing and the insurers have been notified thereof by the Security Trustee or any other Person, the amount of any proceeds up to the Threshold Amount of any loss with respect to the Pledged Spare Parts shall not be paid to the Company, but shall instead be paid to the Security Trustee notwithstanding the preceding clause (B) of this paragraph.

C.    GENERAL PROVISIONS

            Any policies of insurance carried in accordance with Sections A and B, including any policies taken out in substitution or replacement for such policies:

            (a) shall name each Secured Party as an additional insured (collectively, the "Additional Insureds"), as their respective interests may appear;

            (b) in the case of Section A, shall provide that, in respect of the interests of the Additional Insureds in such policies, the insurance shall not be invalidated or impaired by any act or omission (including misrepresentation and nondisclosure) by the Company or any other Person (including, without limitation, use of the Pledged Spare Parts for illegal purposes) and shall insure the Additional Insureds regardless of any breach or violation of any representation, warranty, declaration, term or condition contained in such policies by the Company;

            (c) shall provide that, if the insurers cancel such insurance for any reason whatsoever, including nonpayment of premium, or if any material change is made in the insurance which adversely affects the interest of any of the Additional Insureds, such cancellation or change shall not be effective as to the Additional Insureds for 30 days (10 days for nonpayment of premiums or cancellation by the Company) after receipt by the Additional Insureds of written notice by such insurers of such cancellation or change;

            (d) shall waive any right of recourse, subrogation, setoff, recoupment, counterclaim or other deduction against any Additional Insured;

            (e) shall be primary without right of contribution from any other insurance that may be available to any Additional Insured;

            (f) in the case of Section A, shall provide that all of the liability insurance provisions thereof, except the limits of liability, shall operate in all respects as if a separate policy had been issued covering each party insured thereunder; and

            (g) shall provide that none of the Additional Insureds shall be liable for any insurance premium.

D.    REPORTS, ETC.

            On or prior to the Closing Date and on or prior to each renewal date of the insurance policies required hereunder, the Company will furnish or cause to be furnished to the Secured Parties insurance certificates describing in reasonable detail the insurance maintained by the Company hereunder and a report, signed by the Company's regularly retained independent insurance broker (the "Insurance Broker"), stating the opinion of such Insurance Broker that all premiums in connection with the insurance then due have been paid and that the insurance terms are in compliance with the requirements of this Annex I. Such information shall remain confidential as provided in Section
9.9 of the Loan Agreement. The Company will cause such Insurance Broker to agree to advise the Security Trustee in writing of any default in the payment of premium as required by the terms hereof and to advise the Security Trustee at least sixty (60) days (ten (10) days in the case of nonpayment of premium) prior to the cancellation or material adverse change of any insurance maintained pursuant to this Appendix B. In the event that the Company shall fail to maintain or cause to be maintained insurance as herein provided, the Security Trustee may, at its sole option, provide such insurance and, in such event, the Company shall, upon demand, reimburse the Security Trustee for the cost thereof.

E.    REINSURANCE

            The Company shall procure that in respect of insurances maintained by the Company in accordance with the provisions in this Appendix B the insurers shall maintain, if such insurances do not provide for direct coverage in the markets hereafter referred to, reinsurance covering identical subject matter and risk for an amount which shall not be less than 100% of the coverage amount under Sections A and B hereof in Lloyd's of London or other internationally recognized aviation reinsurance markets. Such reinsurance shall contain a customary "cut-through" endorsement and shall provide that any payment by the reinsurers shall be made notwithstanding any bankruptcy, insolvency or liquidation of the original insurer and/or that the original insurer has made no payment under the original policies.

F.    SELF-INSURANCE

            The Company may self-insure, by way of deductible, premium adjustment provisions in insurance policies, or otherwise, on a basis consistent with standard industry practice among major U.S. Airlines, the risks required to be insured against pursuant to Sections A and B hereof but in no case shall the self-insurance exceed the Maximum Self-Insurance Amount for any one occurrence.

                                   APPENDIX C

                       FORM OF APPRAISAL COMPLIANCE REPORT

[Address to each Lender and
to the Security Trustee]

APPRAISAL COMPLIANCE REPORT UNDER THE SPARE PARTS MORTGAGE AND SECURITY
AGREEMENT

Ladies and Gentlemen:

            We refer to the Spare Parts Mortgage and Security Agreement (the "Mortgage"), dated as of ______, between America West Airlines, Inc. (the "Company") and Wells Fargo Bank Northwest, National Association (the "Security Trustee"). Terms defined in the Mortgage and used herein have such respective defined meanings. The Company hereby certifies that:

      1. This Appraisal Compliance Report is based upon an Independent Appraiser's Certificate (the "Relevant Appraisal") dated [___________]. The Valuation Date for purposes of the Relevant Appraisal was [___________] (the "Relevant Valuation Date").

      2. Based on the Relevant Appraisal, the following sets forth the calculation of the Rotable Ratio as of the Relevant Valuation Date:

            a. The Current Market Value of the Rotables included in the Collateral, is at least

                                                                        $[_____]

            b.    The Current Market Value of the Rotables included in
                  the Collateral and either (A) in transit or out for   $[_____]
                  repair and consequently not located at a Designated
                  Location as of the Relevant Valuation Date, or (B) located at a Designated Location that is at the premises of a third party maintenance facility as of the Relevant Valuation Date, in each case as set forth in the accompanying Independent Appraiser's
                  Certificate, is at least

            c.    The aggregate principal amount of all Loans
                  outstanding as of the Relevant Valuation Date         $[_____]

            d. The amount of the Cash Collateral as of the Relevant Valuation Date
                                                                        $[_____]

            e.    The aggregate amount of Letters of Credit as of
                  the Relevant Valuation Date                           $[_____]

            f.    The Rotables Ratio
                  ((c - d  - e) / (a - b))                              $[_____]

Dated:  [__________]

                                                 Very truly yours,

                                                 AMERICA WEST AIRLINES, INC.

                                                 By:____________________________
                                                    Name:
                                                    Title:

                                   APPENDIX D

                               FORM OF DATA REPORT

[Address to each Lender, to
the Security Trustee and the
Independent Appraiser]

______________, 20__

        DATA REPORT UNDER THE SPARE PARTS MORTGAGE AND SECURITY AGREEMENT

Ladies and Gentlemen:

            We refer to the Spare Parts Mortgage and Security Agreement (the "Mortgage"), dated as of ______, between America West Airlines, Inc. (the "Company") and Wells Fargo Bank Northwest, National Association (the "Security Trustee"). Terms defined in the Mortgage and used herein have such respective defined meanings. The Company hereby certifies that:

      1. Attached hereto as Exhibit 1 is a report that correctly sets forth the following information as of the date hereof with respect to each Pledged Spare Part:

      i)    Manufacturer's part number;

      ii)   part description;

      iii)  related aircraft model(s) in summary form;

      iv)   classification as Rotable or Key Repairable;

      v)    quantity on hand;

      vi)   the Company's cost basis;

      vii)  each Pledged Spare Part out for repair; and

      viii) each Pledged Spare Part in transit.

      2. The respective values of all Rotables and Key Repairables stored at a Designated Location calculated on a historical basis, by Designated Location, are _______________.

      3. Attached hereto as Exhibit 2 is a report that correctly sets forth the following information as of the date hereof with respect to each Pledged Spare Part:

      i) Rotable/Key Repairable Asset Report by total quantity and value by part number;

      ii)   Rotable and Key Repairable by Designated Location;

      iii)  Rotable/Key Repairable asset summary values;

      iv) Key Repairable allocation summary quantity and value by Designated Location; and

      v)    Rotable allocation summary quantity and value by Designated
      Location.

                                                 Very truly yours,

                                                 AMERICA WEST AIRLINES, INC.

                                                 By:____________________________
                                                    Name:
                                                    Title
                                                    Date:

                                   APPENDIX E

                   FORM OF INDEPENDENT APPRAISER'S CERTIFICATE

[Address to each Lender and
to the Security Trustee]

INDEPENDENT APPRAISER'S CERTIFICATE UNDER THE SPARE PARTS MORTGAGE AND SECURITY
                                   AGREEMENT

Ladies and Gentlemen:

We refer to the Spare Parts Mortgage and Security Agreement (the "Mortgage"), dated as of ______, between America West Airlines, Inc. (the "Company") and Wells Fargo Bank Northwest, National Association (the "Security Trustee"). Terms defined in the Mortgage and used herein have such respective defined meanings. The Independent Appraiser hereby certifies that as of the Data Report Date of [insert date]:

1. The aggregate Appraisal Value of (x) all Rotables that are included within the Pledged Spare Parts and that are located at a Designated Location is $[________], and (y) all Key Repairables that are included within the Pledged Spare Parts and that are located at a Designated Location is $[________].

2. The aggregate Appraisal Value of (x) all Rotables that are included within the Pledged Spare Parts and that are in transit or outside a Designated Location for maintenance or at a Designated Location that is at the premises of a third party maintenance facility is $[ ], and (y) all Rotable Parts that are Unserviceable Parts is $[ ].

                                                 Very truly yours,

                                                 [NAME OF INDEPENDENT APPRAISER]

                                                 By:_________________________
                                                 Name:
                                                 Title:
                                                 Date:

                                    EXHIBIT A

              FORM OF SUPPLEMENTAL MORTGAGE AND SECURITY AGREEMENT
                          (TO ADD DESIGNATED LOCATIONS)
                         SUPPLEMENTAL MORTGAGE NO. _____

            SUPPLEMENTAL MORTGAGE NO.________, dated as of __________ of AMERICA WEST AIRLINES, INC., a Delaware corporation (together with its successors and assigns, the "Company").

            WHEREAS, the Company, which is a certificated air carrier under
Section 44705 of title 49 of the U.S. Code, and Wells Fargo Bank Northwest, National Association, as Security Trustee (the "Security Trustee"), have heretofore executed and delivered a Spare Parts Mortgage and Security Agreement, dated as of September 3, 2004 (the "Mortgage"), and terms defined in the Mortgage and used herein have such defined meanings unless otherwise defined herein;

            WHEREAS, the Mortgage grants a Lien on, among other things, certain Spare Parts and Appliances to secure (subject to the provisions of the Mortgage) the payment of the Loans and the other obligations under the Loan Agreement, the other Operative Documents; and

            WHEREAS, the Company has previously designated the locations at which the Pledged Spare Parts may be stored by the Company in the Mortgage [and in Supplemental Mortgage No. __];

            WHEREAS, the Mortgage [and the Supplemental Mortgages] has [have] been duly recorded with the Federal Aviation Administration at Oklahoma City, Oklahoma, pursuant to the Federal Aviation Act on the following date as a document or conveyance bearing the following number:

                                    DATE OF                        DOCUMENT OR
                      DATE         RECORDING                      CONVEYANCE NO.

Mortgage

[Supplemental
Mortgage]

            WHEREAS, the Company, as provided in the Mortgage, is hereby executing and delivering to the Security Trustee this Supplemental Mortgage for the purposes of adding locations at which the Pledged Spare Parts may be stored by the Company; and

            WHEREAS, all things necessary to make this Supplemental Mortgage the valid, binding and legal obligation of the Company, including all proper corporate action on the part of the Company, have been done and performed and have happened;

            NOW, THEREFORE, THIS SUPPLEMENTAL MORTGAGE, WITNESSETH, that the locations listed on Schedule I hereto shall be Designated Locations for purposes of the Mortgage at which Pledged Spare Parts may be maintained by or on behalf of the Company.

            This Supplemental Mortgage shall be construed as supplemental to the Mortgage and shall form a part thereof, and the Mortgage is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

            THIS SUPPLEMENTAL MORTGAGE IS DELIVERED IN THE STATE OF NEW YORK. THIS SUPPLEMENTAL MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            Delivery of an executed counterpart of a signature page to this Supplemental Mortgage by telecopier shall be effective as delivery of an original executed counterpart of this Supplemental Mortgage.

            IN WITNESS WHEREOF, this Supplemental Mortgage has been duly executed and delivered all as of the date first above written.

                                                 AMERICA WEST AIRLINES, INC.

                                                 By:____________________________
                                                    Name:
                                                    Title:

                             SCHEDULE I to EXHIBIT A

                                    EXHIBIT B

                            FORM OF LETTER OF CREDIT

Wells Fargo Bank Northwest, National Association,
           as Security Trustee
299 South Main Street, 12th Floor
Salt Lake City, UT  84111

Dated _________

This Letter of Credit is provided pursuant to the Spare Parts Mortgage and Security Agreement dated as of September 3, 2004 between America West Airlines, Inc. , and Wells Fargo Bank Northwest, National Association, as Security Trustee (the "SECURITY TRUSTEE"). This letter of credit however creates primary obligations on us and is independent from the mortgage.

On the instructions of America West Airlines, Inc. and for its account, we hereby establish this irrevocable Letter of Credit to authorize the Security Trustee, to draw on [APPROPRIATE BRANCH/DEPARTMENT DETAILS/ADDRESS OF ISSUING BANK] an amount or amounts not exceeding a total of USD [AMOUNT IN FIGURES (AMOUNT IN WORDS] United States Dollars) upon receipt by us of a signed demand certificate from you in the following format (with the square bracketed sections completed):

"The undersigned as an authorized signatory or representative of the Security Trustee hereby draws upon your irrevocable Letter of Credit dated [DATE OF THIS LETTER OF CREDIT] and instructs you to transfer US$ [AMOUNT IN FIGURES] ([AMOUNT IN WORDS] United States Dollars) to [INSERT APPROPRIATE BANK details] immediately."

We will honor drawings under this Letter of Credit upon our receipt of such a demand certificate (by facsimile to fax number: [BANK FAX NUMBER], mail, courier service or by hand) and will make payment to the account specified in the demand certificate, for value no later than close of business on the next succeeding banking day following our receipt of the demand certificate. If any drawing hereunder does not conform with these terms, we shall promptly notify you of that, state the reason(s) why and hold the document(s) presented at your disposal (or return them to you if you so request).

Partial drawings are permitted.

This letter of credit expires on [INITIAL EXPIRY DATE] ("Expiry Date") but shall be automatically extended, without the need for amendment, for one year from the said Expiry Date and annually thereafter unless at least 60 days prior to the then applicable Expiry Date we have notified you by registered mail that we will not renew the letter of credit for the following year.

This Letter of Credit is transferable and constitutes an obligation to make payment against documents.

(1) Except as provided above, this Letter of Credit is issued subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 and is governed by New York law. Unless you otherwise require, any disputes arising out of or in connection with this letter of credit shall be resolved before the United States District Court for the Southern District of New York and any New York state court sitting in the County of New York, New York, and all related appellate courts.

All bank charges, including, but not by way of limitation, fees or commissions, shall be for the applicant's account.

------------------------
(1) Alternatively where bank wants to use ISP 98: Except as provided above, this Letter of Credit is issued subject to the International Standby Practices 1998 and is governed by New York law. Unless you otherwise require, any disputes arising out of or in connection with this letter of credit shall be resolved before the United States District Court for the Southern District of New York and any New York state court sitting in the County of New York, New York, and all related appellate courts.

                                   SCHEDULE I

                              DESIGNATED LOCATIONS

America West Airlines - ATL
Hartsfield International Airport
6000 N. Terminal Parkway
Atlanta, GA 30320

America West Airlines - BWI
Baltimore/Washington International Airport
Terminal D, Gate 29
Baltimore, MD 21240

America West Airlines - CMH
Port Columbus International Airport
4600 International Gateway
Columbus, OH  43219

America West Airlines - COS
Colorado Springs Municipal Airport
7770 E. Drennan Rd.
Colorado Springs, CO 80916

America West Airlines - DEN
Denver International Airport
8500 Pena Blvd., Concourse C Gate 30
Denver, CO 80249

America West Airlines - JFK
JFK Airport
Building 59 / Terminal 7 - AWA Mx Facility
Jamaica, NY 11430

America West Airlines -LAS
McCarran International Airport
5757 Wayne Newton Blvd.
Las Vegas, NV 89111

America West Airlines - LAX
Los Angeles International Airport
100 World Way Terminal 1
Los Angeles, CA 90045

America West Airlines -  PHC
Hohokam 10 Business Center #3
4445 E. Elwood Street
Phoenix, AZ  85040

America West Airlines - PDX
Portland International Airport
7000 NE Airport Way
Portland, OR 97218

America West Airlines - PHL
Philadelphia International Airport
Terminal D
Philadelphia, PA 19153

America West Airlines-PHT
Terminal 4
3800 E. Sky Harbor Blvd.
Phoenix, AZ 85034

America West Airlines-PHX
Phoenix Hangar
4000 E. Sky Harbor Blvd.
Phoenix, AZ  85034

America West Airlines - PVR
AeroPuerto International
Gustavo Diaz Ordaz
Puerto Vallarta, Mexico

America West Airlines - SAN
Lindbergh Field
3707 N. Harbor Drive #28
San Diego, CA 92101

America West Airlines - SEA
Seattle-Tacoma International Airport
Main Terminal
Seattle, WA 98158

America West Airlines- SNA
John Wayne Airport-Orange County
18601 N. Airport Way, Suite 238
Santa Ana, CA  92707

                                       3